UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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American Community Properties Trust
_____________________________________________________________________________________
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AMERICAN COMMUNITY PROPERTIES TRUST
222 SMALLWOOD VILLAGE CENTER
ST. CHARLES, MD 20602

NOTICE OF 2003 ANNUAL MEETING OF
SHAREHOLDERS AND PROXY STATEMENT

April 23, 2003

Dear Shareholders:

On behalf of the officers and trustees of American Community Properties Trust (the "Company"), you are cordially invited to attend the Company's Annual Meeting of Shareholders to be held at 10:00 a.m. EDT, on Wednesday, June 11, 2003, at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland.

At the meeting, shareholders of the Company will be asked to consider and act upon the election of one trustee to serve until 2005 and two trustees to serve until 2006 as described in the formal Notice of Meeting and in the accompanying Proxy Statement.

The trustees of the Company unanimously recommend that all shareholders of the Company vote in favor of the two proposals presented. Your vote is important regardless of the number of shares you own. We strongly encourage all shareholders of the Company to participate by voting their shares by proxy whether or not they plan to attend the meeting. Please sign, date and mail the enclosed proxy as soon as possible. If you do attend the meeting, you may still vote in person.

Sincerely,

/s/ J. Michael Wilson

J. Michael Wilson
Chairman and
Chief Executive Officer

AMERICAN COMMUNITY PROPERTIES TRUST
222 SMALLWOOD VILLAGE CENTER
ST. CHARLES, MD 20602

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 11, 2003

TO THE SHAREHOLDERS OF AMERICAN COMMUNITY PROPERTIES TRUST:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Community Properties Trust (the "Company") will be held on Wednesday, June 11, 2003, at 10:00 a.m. EDT at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland, for the following purposes:

    To elect one trustee of the Company to serve until the Annual Meeting of the shareholders in 2005 and two trustees to serve until the Annual Meeting of the shareholders in 2006;

    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Trustees has fixed the close of business on April 11, 2003 as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Shareholders are invited to attend the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Trustees

Cynthia L. Hedrick
Secretary

St. Charles, Maryland
April 23, 2003

AMERICAN COMMUNITY PROPERTIES TRUST
222 SMALLWOOD VILLAGE CENTER
ST. CHARLES, MD 20602

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 11, 2003

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Trustees of American Community Properties Trust, a Maryland real estate investment trust (the "Company" or "ACPT"), for the 2003 Annual Meeting of the shareholders of the Company (the "2003 Annual Meeting") to be held at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland on Wednesday, June 11, 2003 at 10:00 a.m. EDT. The Notice of the Annual Meeting of Shareholders, this proxy statement and the accompanying proxy are first being mailed on or about April 23, 2003 to shareholders of record of the Company's common shares ("Common Shares") as of the close of business on April 11, 2003. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy card in the envelope provided. Each share entitles the registered holder to one vote. As of April 11, 2003, there were 5,191,554 Common Shares outstanding and entitled to vote at the 2003 Annual Meeting. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Secretary of the Company in writing, or by executing a subsequent proxy, which revokes your previously executed proxy. Additionally, if you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

At the 2003 Annual Meeting, shareholders will have the opportunity to elect one trustee to serve until the Annual Meeting in 2005 and two trustees to serve until the Annual Meeting in 2006; to ratify the selection of the Company's independent auditors for 2003; and to transact such other business as may properly come before the meeting.

The Company's principal executive offices are located at 222 Smallwood Village Center, St. Charles, Maryland, 20602.

VOTING OF PROXIES

Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of all nominees for trustee. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the 2003 Annual Meeting constitutes a quorum. The election of trustees requires the affirmative vote of the holders of not less than a majority of the outstanding Common Shares, in person or by proxy, and entitled to vote at the 2003 Annual Meeting. For the purpose of the election of trustees, abstentions and broker non-votes will have the same effect as a vote against the nominated trustee although they will count towards the presence of a quorum. The ratification of auditors selection requires the affirmative vote of the holders of not less than a majority of the shares present and voting, in person or by proxy, at the meeting. Accordingly, abstentions and broker non-votes have no effect on voting with respect to the ratification of auditors.

ELECTION OF TRUSTEES

At the 2003 Annual Meeting, one trustee is to be elected to serve for a term to expire at the 2005 Annual Meeting of the shareholders. The nominee is Mr. Thomas S. Condit, who was selected by the Board of Trustees at its meeting on January 10, 2003. The shareholders will also be voting at the 2003 Annual Meeting for two nominees to serve as trustees until the Annual Meeting in 2006. The two nominees for election until the 2006 Annual Meeting are Edwin L. Kelly and Antonio Ginorio. Mr. Kelly has been a trustee since March 1997. Mr. Ginorio has been a trustee since January 2001. Information regarding the Board's nominees for trustees is set forth below. Information regarding the other trustees whose terms expire in 2004 and 2005 is also set forth below.

Pursuant to the Company's Declaration of Trust and Bylaws, the Board of Trustees consists of not less than three nor more than nine trustees, with the present number of trustees set at six. The Board of Trustees is divided into three classes serving staggered terms, with each class consisting of one-third of the total number of trustees.

The accompanying proxy, if signed and returned, will be voted for election of the Board's nominees unless contrary instructions are given. If the Board's nominees are unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Trustees, for such other person as the Board of Trustees may designate.

Vote Required and Recommendation of the Board of Trustees

When a quorum is present, the affirmative vote of the holders of not less than a majority of the outstanding Common Shares, in person or by proxy, and entitled to vote at the 2003 Annual Meeting shall be required for the election of the trustees. A properly executed proxy marked "Withhold Authority" with respect to the election of a trustee nominee will not be voted with respect to such nominee, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions, shares not voted and "Withhold Authority" votes will have the effect of a vote against the election of the nominee.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE ELECTION OF MR. THOMAS S. CONDIT, MR. EDWIN L. KELLY AND MR. ANTONIO GINORIO AS TRUSTEES, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

Nominee for Election to the Board of Trustees for a Two-Year Term to Expire at the 2005 Annual Meeting of Shareholders

Thomas S. Condit, 61. Mr. Condit has been a trustee of the Company since January 2003. He served as President and Chief Executive Officer of Craver, Mathew, Smith & Co., Inc. from 1993 to 1995. Prior to his retirement in 1992, he served as President and Chief Executive Officer of the National Cooperative Bank in Washington, D.C. He has extensive experience in mortgage banking, investment banking, consumer financial services, federally insured depository services, and community economic development. He earned his juris doctorate from the National Law Center at George Washington University, and a Bachelor of Arts degree from Stanford University.

Nominees for Election to the Board of Trustees for Three-Year Terms to Expire at the 2006 Annual Meeting of Shareholders

Edwin L. Kelly, 61. Mr. Kelly has been a trustee of the Company since March 1997. He has been President and Chief Operating Officer of the Company since July 1998. Mr. Kelly was President and Chief Operating Officer of Interstate General Company L.P. ("IGC"), ACPT's predecessor, and Interstate General Management Corporation ("IGMC"), managing general partner of IGC, from 1997 to 1998. Prior to that, he served as Senior Vice President and Treasurer of IGC and Senior Vice President of IGMC since their formation in 1986. He has served in various executive positions with IGC and its predecessor companies since 1974, including as a Director of IGMC from 1986 to 1998.

Antonio Ginorio, 60. Mr. Ginorio has been a trustee of the Company since January 2001. Prior to his retirement in 2000, he was a Senior Audit Partner in the San Juan Office of Pricewaterhouse Coopers, a nationally-recognized accounting firm, for 36 years. He has extensive audit experience in banking, manufacturing, retail and real estate.

Members of the Board of Trustees Continuing in Office with Terms to Expire at the 2004 Annual Meeting of Shareholders

J. Michael Wilson, 37. Mr. Wilson has been a trustee of the Company since March 1997. He has been Chairman and Chief Executive Officer of the Company since July 1998. Mr. Wilson was a Director of IGMC from 1996 to 1998 and from January 1997 to November 1998 was Vice Chairman, Secretary, and Chief Financial Officer of IGC. He has been President and Chief Operating Officer of Interstate Business Corporation ("IBC"), a general partner of IGC, since 1994 and a Director of IBC since 1991. He served as Vice President of IBC from 1991 to 1994. He has been a director of Wilson Securities Corporation since 1991, and President since March 1996. He was Vice President of Wilson Securities Corporation from 1991 to 1996. He has been Vice President of Interstate Waste Technologies, a subsidiary of IGC, since 1994.

Thomas J. Shafer, 73. Mr. Shafer has been a trustee of the Company since August 1998. He is a registered Professional Engineer specializing in real estate evaluation and land development. He was a partner in Whitman, Requardt and Associates, LLP ("Whitman Requardt"), an engineering and architectural firm from 1976 through 1997 and its managing partner from 1989 through 1997. He was a director of IGMC from January 1998 to June 2000. He is a member of the Urban Land Institute, the American Society of Professional Engineers and numerous other technical organizations. Whitman Requardt has provided engineering services to the Company for St. Charles for over thirty years.

Member of the Board of Trustees Continuing in Office with a Term to Expire at the 2005 Annual Meeting of Shareholders

T. Michael Scott, 44. Mr. Scott has been a trustee of the Company since December 1999. Mr. Scott has served as President of Cambridge Holdings, a real estate company, in Fairfax County, Virginia since 1992. He has served in various executive positions with predecessor companies of Cambridge Holdings since 1986. He is a member of the National Association of Industrial and Office Properties and serves on the Executive Committee of the Washington/Baltimore Chapter of the Young President's Organization.

Requirements of Board Members

Pursuant to the Company's Declaration of Trust and Bylaws, not fewer than two of the members of the Board of Trustees must be persons who are not employed by (i) the Company, (ii) any Affiliate of the Company, or (iii) a member of the family of James J. Wilson, the President and Chief Executive Officer of IGC.

During the year 2002, the Board of Trustees held four regular meetings and five special meetings. No trustee of the Company attended fewer than 75% of the total meetings of the Board and Committee meetings on which such member served during such period.

Committees of the Board

The Board of Trustees established the following standing committees on January 4, 1999:

Audit Committee. The Audit Committee consists of three members, each of whom qualifies as an independent trustee. The responsibilities of the Audit Committee will include making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plans for and results of the annual audit engagement, approval of any other professional services provided by the independent public accountants, approval of the fees paid to the independent public accountants for audit and non-audit services, and periodically reviewing, with the assistance of the independent public accountants, the adequacy of ACPT's internal accounting controls. The members of the Audit Committee for 2002 were Messrs. Shafer, Scott and Ginorio. A copy of the Audit Committee's Charter is attached hereto as Appendix A. The Audit Committee held four meetings during the year ended December 31, 2002. In March 2003, Mr. Condit was elected to the Audit Committee and Mr. Shafer resigned from the Audit Committee. It is anticipated that upon completion of the election of trustees at the 2003 Annual Meeting the members of the Audit Committee will consist of Messrs. Scott, Ginorio and Condit, all of whom meet the independence requirements under current American Stock Exchange's listing requirements.

Compensation Committee. The Compensation Committee consists of no fewer than two members, each of whom will be an independent trustee. The Compensation Committee will be responsible for the administration of the Share Incentive Plan and for approving the compensation of the executive officers of ACPT. The members of the Compensation Committee are Messrs. Shafer, Scott and Ginorio for 2002. The Compensation Committee met once during 2002.

Nominating Committee. The Board of Trustees does not have a standing committee for the recommendation of nominees for election to the Board of Trustees. This function is performed by the entire Board of Trustees.

Year 2002 Audit Fee Summary

During the fiscal year 2002, the Company retained its principal auditor, Ernst & Young LLP, to provide services in the following categories and amounts:
	Ernst & Young LLP	Arthur Andersen LLP	Total

Audit Services	$ 372,475	$ 10,500	$ 382,975
Tax Services	$ 68,200	$ 1,500	$ 69,700
Audit Related Services	$ -	$ -	$ -
Other Services	$ -	$ -	$ -

The audit committee has concluded that the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

Compensation of Trustees

The Company pays its trustees who are not employees of the Company or any of its Affiliates fees for services as trustees. Trustees receive fees of $6,500 per quarter plus $1,400 per meeting and out of pocket travel reimbursements for meeting attendance.

Pursuant to a consulting agreement between the Company and Thomas J. Shafer, Mr. Shafer provides engineering and consulting services to the Company. During 2002, Mr. Shafer was paid $3,500 per month for these services. The agreement may be terminated by either party on thirty days' notice.

Trustee Share Incentive Plan. The Trustee Share Incentive Plan authorizes the Board of Trustees, in its discretion, to grant to eligible trustees, awards of the same type and terms as the awards available under the Employee Share Incentive Plan discussed in Executive Compensation. Only trustees who are not employees of ACPT or any affiliated company are eligible to receive awards under the Trustee Share Incentive Plan. An aggregate of 52,000 Common Shares have been reserved for issuance under the Trustee Share Incentive Plan. During 2001, Thomas J. Shafer, T. Michael Scott and Antonio Ginorio were awarded 10,000 Rights each. The base price is $4.00 and 2,000 rights vest each year for five years commencing in 2002.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") as if they were ACPT employees during these periods.
					Long-Term Compensation
		Annual Compensation			Awards
Name & Principal Position	Year	Salary ($)		Bonus ($)	Securities Underlying Options/SAR's #	All Other Compensation ($)(1)

J. Michael Wilson	2002	180,000		10,000	--	--
Chairman & Chief	2001	90,000		10,000	--	--
Executive Officer	2000	90,000		--	--	--

Edwin L. Kelly	2002	320,200		20,000	--	17,961
President & Chief	2001	315,200		10,000	30,000	10,384
Operating Officer	2000	300,200		--	--	10,552

Carlos R. Rodriguez	2002	225,300		--	--	17,961
Executive Vice	2001	225,300		--	25,000	10,384
President	2000	215,300	(2)	--	--	10,552

Paul Resnik	2002	220,200		--	--	17,961
Senior Vice President	2001	215,200		3,000	10,000	10,384
	2000	210,200		--	--	10,552

Jorge Garcia Massuet	2002	175,300		5,000	--	17,961
Vice President	2001	170,300		5,000	10,000	10,384
	2000	160,300		--	--	8,015

(1)	Reflects ACPT's contributions to Retirement Plan discussed below.
(2)	In 2000, Mr. Rodriguez received $6,369 of accrued vacation pay from Equus Gaming Company, an affiliate that employed him during 1998 and part of 1999.

EMPLOYMENT AGREEMENTS

Each of Messrs. Kelly and Resnik entered into an employment agreement (the "Employment Agreements") with American Rental Management Company ("American Management"), a wholly owned subsidiary of ACPT, on August 25, 1998. Pursuant to the Employment Agreements, Mr. Kelly will serve as President and Chief Operating Officer for an annual base salary of $275,000, and Mr. Resnik will serve as Senior Vice President for an annual base salary of $200,000. The Employment Agreements provide for salary raises at the discretion of the Board of Trustees of ACPT. Each of the Employment Agreements continues in effect until the death or resignation of the executive or his termination by American Management.

Under the terms of the Employment Agreements, if the executive's employment with American Management is terminated by American Management other than for "cause" (as defined in the Employment Agreement), or is terminated by the executive for "good reason" (as defined in the Employment Agreement) the terminated executive will be entitled to continue to receive his base salary for 24 months following the date of termination.

SHARE OPTIONS AND SHARE APPRECIATION RIGHTS

Certain named executive officers held incentive rights pursuant to ACPT's plan. The values at December 31, 2002 of these rights are reflected below.
AGGREGATED RIGHTS EXERCISED IN 2002 AND DECEMBER 31, 2002 RIGHTS VALUES
			Number of Securities Underlying Unexercised Rights at December 31, 2002	Value of Unexercised In-the-Money Rights at December 31, 2002
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable/Unexercisable (#)	Exercisable/Unexercisable ($)

J. Michael Wilson	--	--	--/--	--/--
Edwin L. Kelly	--	--	26,000/24,000	143,819/132,756
Carlos R. Rodriguez	--	--	7,400/20,000	40,933/110,630
Paul Resnik	--	--	27,000/8,000	149,351/44,252
Jorge Garcia Massuet	--	--	2,000/8,000	11,063/44,252

LONG-TERM INCENTIVE PLAN

Under the Share Incentive Plan, the Compensation Committee of the Board of Trustees may grant to key employees the following types of Share-based incentive compensation awards ("Awards"): (i) options to purchase a specified number of Common Shares ("Options"), (ii) forfeitable Common Shares that vest upon the occurrence of certain vesting criteria ("Restricted Shares"), or (iii) Share Appreciation Rights ("Rights") that entitle the holder to receive upon exercise an amount payable in cash, Common Shares or other property (or any combination of the foregoing) equal to the difference between the market value of Common Shares and a base price fixed on the date of grant. A total of 208,000 Common Shares has been reserved for issuance under the Share Incentive Plan.

The Share Incentive Plan authorizes the Compensation Committee to determine the exercise price and manner of payment for Options and the base price for Rights. The Compensation Committee also is authorized to determine the duration and vesting criteria for Awards, including whether vesting will be accelerated upon a change in control of ACPT.

RETIREMENT PLAN

ACPT established a retirement plan (the "Retirement Plan") for eligible employees of the Company. Employees are generally eligible to participate when they complete one year of service. Time of service performed for IGC, ACPT's predecessor, qualifies for the service requirement. Contributions to the plan are 5.7% of base salaries and wages not in excess of the U.S. Social Security taxable wage base, and 11.4% of salaries (limited to $170,000) that exceed that wage base.

In addition, the Retirement Plan contains a profit sharing provision allowing ACPT to award annual cash bonuses to the officers and employees in reasonable amounts reflecting their contributions to the Company. The awards are determined by the Compensation Committee. A portion of each bonus is contributed on behalf of the employee to the Retirement Plan. No annual cash bonuses were made under the Retirement Plan in 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee.

The Compensation Committee consists of a minimum of two independent trustees appointed by the Board of Trustees. For Year 2002, the three members were Thomas J. Shafer, T. Michael Scott, and Antonio Ginorio, all are not nor have they ever been an employee of ACPT. The Compensation Committee is responsible for the administration of the Share Incentive Plan and for approving compensation for the five most highly compensated executive officers of ACPT. Compensation of other employees earning more than $70,000 annually must be approved by the Board of Trustees.

Compensation Policy and Objectives.

The policy of the Compensation Committee is to provide competitive salaries and long term benefits to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing shareholders value, preserving a strong financial position, and positioning the Company for long-term growth. The Committee reviews performance annually and bonuses and benefits under the Share Incentive Plan are based on this evaluation. The Committee recognizes that share price is one measure of performance, but other factors, including business conditions and success in achieving short and long term goals are to be considered in arriving at meaningful analyses of performance.

Compensation of Executive Officers.

The 2002 salary increases for Paul Resnik, Carlos Rodriguez and Jorge Garcia were presented to the Compensation Committee by Edwin L. Kelly. The Compensation Committee, comprised of outside trustees, made the determination of increases for the five most highly compensated executive officers.

J. Michael Wilson is the Chief Executive Officer ("CEO") and under the terms of the restructuring agreement between IGC and ACPT, ACPT was required to reimburse IBC for Mr. Wilson's salary up to $90,000 per year, plus related costs including FICA and FUTA taxes. No additional compensation was awarded to Mr. Wilson from the effective date of the restructuring agreement to December 31, 2001. The Board of Trustees determined that the complexity of the operations of ACPT and subsidiaries will require Mr. Wilson to devote substantially more time to operational and financial issues. Consequently, his salary was adjusted to $180,000 per year and he was awarded a bonus of $10,000. Mr. Wilson also serves as the Chairman of the Board of Trustees without compensation except for incurred expenses. Edwin L. Kelly serves as the President and Chief Operating Officer and has direct responsibility for asset management, land development and financial oversight for ACPT and its subsidiaries, both in the U.S. and Puerto Rico. Based on his broad duties and his performance, Mr. Kelly's salary was increased by 1.6% and he was awarded a bonus of $10,000. Carlos R. Rodriguez serves as Senior Vice President of ACPT and is responsible for administration of all operations of ACPT and its subsidiaries in Puerto Rico. For reasons explained in "Certain Relationships and Related Transactions - Land Development Associates S.E. ("LDA") Receivable", Mr. Rodriguez's salary was not increased nor was he awarded a bonus. Paul Resnik serves as Senior Vice President and Assistant Secretary of ACPT with primary responsibility for property management in the U.S. Based on his performance in 2001 wherein apartment occupancy rates for the U.S. managed properties averaged 96% and management fees accounted for $1,844,000 of revenue, Mr. Resnik's salary was adjusted from $215,000 to $220,000, an increase of 4.8% and he was awarded a bonus of $3,000. Jorge Garcia Massuet serves as Vice President of the IGP Group Corp. and Interstate General Properties Limited Partnership, S.E., a wholly owned subsidiary of ACPT, with primary responsibility for land development and homebuilding in Puerto Rico. The Company is undertaking its first homebuilding project in Parque Escorial consisting of 208 condominium units. Based on his increased responsibility and his performance, Mr. Massuet received a salary adjustment from $170,000 to $175,000, an increase of 2.9%, and he was awarded a bonus of $5,000.

Compensation Committee

Antonio Ginorio

T. Michael Scott

Thomas J. Shafer

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and letters required by the Independence Standards Board (including Independence Standards Board Standard No. 1) that were received by the Committee, and considered the compatibility of non-audit services with the auditors' independence. The Committee has concluded that the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal control, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2002.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Trustees (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Antonio Ginorio, Audit Committee Chairman

T. Michael Scott, Audit Committee Member

Thomas J. Shafer, Audit Committee Member

March 25, 2003

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of the Company's Common Shares by each of the Company's trustees, the Company's Chief Executive Officer, each of the four most highly compensated executive officers who were serving as executive officers at the end of 2002, other than the Company's Chief Executive Officer, all trustees and current executive officers as a group and each person who is known by the Company to beneficially own more than five percent of any class of the Company's voting securities as of April 11, 2003. The Company has relied upon information supplied by its officers, trustees, and certain shareholders and upon information contained in filings with the SEC.
Name	Number of Shares of Common Stock Beneficially Owned	Percent of All Shares of Common Stock

J. Michael Wilson, (1)(2)	90,133	1.74
Edwin L. Kelly	55,607	1.07
Paul Resnik	6,000	*
Carlos R. Rodriguez	--	--
Jorge Garcia Massuet	--	--
Thomas J. Shafer	5,000	*
T. Michael Scott	2,000	*
Antonio Ginorio	1,000	*
Thomas S. Condit	--	--
Thomas B. Wilson (1)	86,397	1.66
All trustees and executive officers of ACPT as a group (14 persons)(2)	246,312	4.74
Bessemer Interstate Corporation 630 Fifth Avenue New York, NY 10111	261,104	5.03
Robert Chapman Continental Grand Plaza #411 300 N. Continental Blvd. El Segundo, CA 90245	574,700	11.07
Interstate Business Corporation (1)(3)(4) 222 Smallwood Village Center St. Charles, MD 20602	1,574,976	30.34
Wilson Securities Corporation (1)(3) 222 Smallwood Village Center St. Charles, MD 20602	545,673	10.51

* Less than 1%.

  These persons are members of the Wilson Group. The Wilson Group is comprised of James J. Wilson, Barbara A. Wilson, their six children, J. Michael Wilson, Thomas B. Wilson, Kevin J. Wilson, Elizabeth W. Weber, Mary P. Wilson and Brian J. Wilson, Interstate Business Corporation, Wilson Securities Corporation and Wilson Family Limited Partnership. The Wilson Group, collectively has voting and dispositive control through direct and indirect ownership of 51.54% of ACPT's outstanding shares as reflected in J. Michael Wilson's Schedule 13D. However, there is no formal arrangement among the members of the group in regard to their voting and dispositive voting rights.

  Includes 3,736 shares attributable to ACPT shares held by the Wilson Family Limited Partnership.

  Owned by certain members of the Wilson Family, including J. Michael Wilson and Thomas B. Wilson.

  Includes 25,000 shares owned by Equus Management Company, a wholly owned subsidiary of Interstate Business Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payments to IBC for Services Provided by J. Michael Wilson.

J. Michael Wilson, the Chief Executive Officer ("CEO") of ACPT and President of IBC, is on the payroll of IBC. During 2002, ACPT reimbursed IBC $190,000 for his services provided to ACPT. During the first quarter 2003, ACPT reimbursed IBC $58,000 for these services

Apartment Management Services.

During 2002, ACPT provided management services to five apartment rental projects and two commercial properties in which ACPT is not the general partner and IBC or an IBC related entity holds an ownership interest. The management contracts provided for fees ranging from 2.5% to 5% of rents. Total fees earned from these properties in 2002 were $889,000. On January 23, 2003, the Company completed its acquisition of two of these apartment properties. During the first quarter 2003, $189,000 of management fees was earned from the remaining properties. On January 1, 2002, the management fee of one U.S. apartment property was increased from 2.5% to 4%. Management believes that the terms of these transactions are comparable to those that could be negotiated with an independent third party.

Support Services Provided IGC and Equus.

During the transition period following the restructuring of the Company in 1998, the Company provided land development, accounting, tax, human resources, payroll processing and other miscellaneous administrative support services to IGC. ACPT is currently providing limited office support services to IGC on a cost reimbursement basis. During 2002 and the first quarter of 2003, IGC was billed $22,000 and $5,000, respectively, for these services. As of December 31, 2002, $174,000 of accrued fees was unpaid. No services were provided by ACPT to Equus during 2002 or the first quarter of 2003. The outstanding balance of the accrued fees due from Equus at December 31, 2002 is $45,000. IBC has guaranteed the full amount of the receivable.

Land Development Associates S.E. ("LDA") Receivable.

Pursuant to the terms of IGC's restructuring, IGC retained a note receivable due from LDA payable from LDA's cash flow. The note bore interest at a rate of prime plus 1.5% subject to a 6% floor and 9% ceiling with a maturity date of August 2, 2009. Effective June 6, 2001 the LDA Note was modified in two respects: (1) Up to 28% of net proceeds from LDA land sales would be used to make principal payments on the note, and (2) the note is non-interest bearing as of June 6, 2001. The Company's independent trustees unanimously approved the modification. In July 2001 IGC assigned the note to KEMBT Corporation ('KEMBT"), wholly owned by Wilson Securities, and then pledged by KEMBT as collateral for a $7,000,000 credit agreement from FirstBank Puerto Rico ('FirstBank").

In March 2002, the Company's senior management in the United States learned that in July 2001, an officer of the Company in Puerto Rico at the request of FirstBank signed a letter on the stationery of LDA purportedly agreeing that an event of default under the KEMBT FirstBank credit agreement would constitute an event of default under the Loan agreement between LDA and FirstBank, giving the bank the right to foreclose on collateral securing the LDA loan agreement. The letter was not authorized by the Company's chairman or president, who had no knowledge of the letter, nor was the undertaking approved by the independent trustees of the Company as required under the Company's Declaration of Trust. After discussions with the Company, FirstBank agreed to rescind the cross-collateralization and cross-default retroactive to the date of the letter and the Company agreed that (i) The LDA Note will be secured by the collateral under LDA's loan agreement with the bank, (ii) an event of default under the LDA Note will be a default under LDA's loan agreement with the bank, (iii) upon prepayment of all or part of LDA's obligations to the bank under the LDA loan agreement a proportionate amount of the outstanding balance of the LDA Note will be paid; (iv) the due date of the LDA Note will be June 30, 2003, or such later date as shall apply to LDA's other obligations to the bank under the LDA loan agreement, and (v) at the request of the bank, LDA will prepay to the bank the outstanding balance of the LDA Note, up to the outstanding balance of the KEMBT obligation, from the proceeds of an additional credit facility provided by the bank. In consideration of LDA's undertakings to the bank with regard to the LDA Note, entities controlled by the Wilson family have agreed: (i) to pay any and all interest on any new obligations incurred by the Company to the FirstBank in full or partial extinguishment of the related party obligation to the bank; (ii) reimburse the Company for all loan fees, legal costs and other expenses incurred by the Company in connection with this matter, and (iii) to pay an annual fee of one percent of the outstanding balance of any new obligations incurred by the Company to the bank in full or partial extinguishment of the related party obligation to the bank. The foregoing undertakings of the Wilson family are guaranteed by entities controlled by the Wilson family including James J. Wilson individually for which consulting payments to be made to him under a Consulting Agreement with the Company entered into in 1998 are to serve as security. In addition, upon payment of the outstanding balance of the KEMBT obligations to the bank, the Company will receive a discount of approximately $430,000 on the LDA Note. In connection with this transaction, Thomas B. Wilson tendered his resignation as a trustee which was accepted by the Board of Trustees on April 9, 2002, and certain disciplinary action was taken with respect to two of the Company's officers in Puerto Rico.

FirstBank has not exercised its right to require LDA to prepay the bank. ACPT has been fully reimbursed for all expenses incurred to date related to this transaction.

Consulting Agreement.

American Rental Management Company ("American Management"), a wholly owned subsidiary of ACPT, entered into a consulting and retirement compensation agreement with IGC's founder and Chief Executive Officer, James J. Wilson, effective October 5, 1998. The consulting agreement (the "Consulting Agreement") provides for annual cash payments during the first two years of $500,000 and annual cash payments for eight years thereafter of $200,000. However, if Mr. Wilson dies or ACPT is sold during the term of the Consulting Agreement, the agreement provides for a lump sum payment equal to the lesser of $400,000 or the aggregate of annual payments then payable under the agreement. During the Consulting Agreement term, Mr. Wilson will remain available to provide consulting services requested from time to time by the Board of Trustees, including strategic planning and transaction advisory services. Pursuant to the Consulting Agreement, American Management will reimburse the reasonable costs and expenses incurred by Mr. Wilson in providing requested consulting services. At the request of Mr. Wilson, ACPT has been making payments under this Consulting Agreement to IGC. During 2002, ACPT placed $50,000 of the consulting fees in an escrow account pursuant to the terms of the KEMBT transaction. Mr. Wilson is the father of J. Michael Wilson, Chairman and Chief Executive Officer of the Company, and Thomas B. Wilson.

Acquisition

On January 23, 2003, American Housing Properties L.P. ("AHP"), a wholly owned subsidiary of the ACPT, completed its acquisition of a 95 percent ownership interest in two partnerships that own apartment units. AHP contributed a total of $1,600,000 to Coachman's Limited Partnership ("Coachman's") and Village Lake Apartments Limited Partnership ("Village Lake"), both Maryland limited partnerships, in exchange for a 10 percent general partner and 85 percent limited partner interest in both partnerships. IBC retained the remaining 5% general partner interests. IBC is owned by the James J. Wilson Family, beneficial owners of 52% of ACPT's outstanding shares.

EQUITY COMPENSATION PLAN INFORMATION

Information in the table below is as of December 31, 2002:
Equity Compensation Plan Information

	Number of securities to be	Weighted-average exercise	Number of securities remaining available for
	Issued upon exercise of	Price of outstanding options,	future issuance under equity compensation
	Outstanding options, warrants	Warrants and rights	plans (excluding securities reflected in column
Plan Category	and rights		(a))
	(a)	(b)	(c)

Equity compensation plans	--	$ --	--
approved by share holders

Equity compensation plans not
approved by shareholders (1)	58,489	$1.53	201,511

Equity compensation plans not
approved by shareholders (2)	225,000	$5.43	--

Total	283,489	$4.62	201,511

(1) ACPT maintains an employee share incentive plan and a trustee share incentive plan ("Plans") that have a total of 181,250 outstanding incentive rights that bear a base price of $4 as of December 31, 2002. The equivalent amounts in column (a) and (b) are calculated based on the average trading price from December 13, 2002 to January 14, 2003. These rights may be satisfied with the issuance of the equivalent number of shares, cash or other assets of the company.

(2) ACPT assumed from its predecessor the obligation to issue warrants to a lender.

SHARE PRICE PERFORMANCE GRAPH

The following share price performance graph compares cumulative total returns of the Company and the indicated indexes assuming an investment of $100 on October 6, 1998 (first trading day following the restructuring of the Company completed in 1998) and the two indices on September 30, 1998 and further assumes the reinvestment of all dividends. Stock price performance is not necessarily indicative of future results.

	10/6/98	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
American Community Properties Trust	$100.00	60.71	45.55	59.84	89.29	78.43
NAREIT Equity REIT Index	$100.00	97.08	92.60	117.01	133.32	138.41
Standard and Poor 500 Index	$100.00	121.30	146.82	133.45	117.59	91.60

CHANGE OF AUDITORS

On May 15, 2002, the Board of Trustees, upon the recommendation of the Audit Committee, dismissed Arthur Andersen LLP as the Company's independent auditors and engaged Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year 2002, effective May 15, 2002.

Neither Arthur Andersen LLP's report on the Company's consolidated financial statements for the year ended December 31, 2001 nor Ernst & Young LLP's report on the Company's consolidated financial statements for the year ended December 31, 2002 contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2001 and the interim period ending on May 15, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

During the year ended December 31, 2001 and through May 15, 2002, neither the Company, nor anyone acting on behalf of the Company, consulted Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or "reportable events" as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Company provided Arthur Andersen LLP with a copy of the foregoing disclosures and requested that Arthur Andersen LLP furnish it with a letter addressed to the Securities Exchange Commission stating whether it agrees with the above statements. A copy of such letter was filed as a Exhibit to the Company's report on Form 8-K dated May 15, 2002.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each trustee and officer of the Company is required to file with the Securities and Exchange Commission, by a specified date, reports regarding his or her transactions involving the Company's Common Shares. Based solely on review of the copies of these reports furnished to the Company during and with respect to the fiscal year ended December 31, 2002 and written representations that no other reports were required, the Company believes that during the year ended December 31, 2002, all filing requirements were complied with.

ANNUAL REPORT

The Company's audited financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2002, are included on pages 5 through 43 of the Company's Annual Report, which is being mailed to all shareholders with this proxy statement.

ADVANCE NOTICE PROVISIONS

The Bylaws of the Company provide a formal procedure for bringing business before the annual meeting of shareholders. A shareholder proposing to present a matter before the annual meeting is required to deliver notice thereof in writing to the Secretary of the Company at the principal executive offices of the Company no earlier than March 13, 2004 and no later than April 12, 2004 (in the event that the date of the annual meeting of shareholders is advanced by m ore than 30 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting of shareholders, the notice by the shareholder to be timely must be delivered to the Secretary of the Company not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made). The notice must contain (i) as to each person whom the shareholder proposes to nominate for election or reelection as a trustee all information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (y) the number of each class of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

Pursuant to Rule 14a-4 under the Exchange Act, if a shareholder notifies the Company after April 12, 2004 of an intent to present a proposal at the Company's 2004 annual meeting of shareholders (and for any reason the proposal is voted upon at that annual meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

If any shareholder intends to submit a proposal for consideration at the Company's next annual meeting of shareholders, such proposal must be received by the Company no later than December 25, 2003, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Trustees in connection with that meeting. Shareholder proposals should be submitted to American Community Properties Trust, Attn: Cynthia L. Hedrick, Secretary, 222 Smallwood Village Center, St. Charles, Maryland, 20602.

OTHER MATTERS

The Board of Trustees does not know of any matter other than those described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

EXPENSES OF SOLICITATION

The cost of proxy solicitation will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, telegraph, or mail by one or more Company employees. The Company will also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Company's Shares. The Company anticipates these fees and expenses would be approximately $6,500.

Cynthia L. Hedrick

Secretary

APPENDIX A

AMERICAN COMMUNITY PROPERTIES TRUST

AUDIT COMMITTEE OF THE BOARD OF TRUSTEES

CHARTER

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of trustees. The committee shall be members of, and appointed by, the board of trustees and shall comprise at least three trustees, each of whom are independent of management and the Company. Members of the committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the stock exchange listing standards. All committee members shall be financially literate, and at least one member shall be a "financial expert," as defined by SEC regulations.

Purpose

The audit committee shall provide assistance to the board of trustees in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: the integrity of the Company's financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company's internal audit function and independent auditors; the independent auditor's qualifications and independence; and the Company's compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of the Company.

In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

Meetings

The Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Company's independent public auditors shall attend at least one of the Committee's meetings each year. The Committee may request members of management or others to attend meetings and to provide pertinent information as necessary. The Committee shall provide management, and the independent public accountants with appropriate opportunities to meet privately with the Committee.

Duties and Responsibilities

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company's financial statements and for reviewing the Company's unaudited interim financial statements.

The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the audit committee. These are set forth as a guide with the understanding that the committee may supplement them as appropriate.

The committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The committee may delegate pre-approval authority to a member of the audit committee. The decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

At least annually, the committee shall obtain and review a report by the independent auditors describing:

  The firm's internal quality control procedures.

  Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

  All relationships between the independent auditor and the Company (to assess the auditor's independence).

In addition, the committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

The committee shall discuss with the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs (e.g., Company's Code of Conduct).

The committee shall meet separately periodically with management, and the independent auditors to discuss issues and concerns warranting committee attention. The committee shall provide sufficient opportunity for the independent auditors to meet privately with the members of the committee. The committee shall review with the independent auditor any audit problems or difficulties and management's response.

The committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

The committee shall review management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors' report on management's assertion.

The committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The committee shall review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

The committee shall review with management and the independent auditors the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

The committee shall establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

The committee shall receive corporate attorneys' reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

The committee also prepares its report to be included in the Company's annual proxy statement, as required by SEC regulations.

The committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

AMERICAN COMMUNITY PROPERTIES TRUST
Proxy for Meeting of ACPT Shareholders on June 11, 2003

The undersigned, a shareholder of American Community Properties Trust, (the "Company") hereby appoints J. Michael Wilson and Cynthia L. Hedrick, and each of them individually, as Proxies to represent and vote all of the Company's Common Shares held of record by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland, on Wednesday, June 11, 2003 at 10:00 a.m., EDT, or at any adjournment or postponement thereof, as follows on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1) BELOW, THIS PROXY WILL BE VOTED "FOR" SAID PROPOSAL OR PROPOSALS. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.
  To (i) elect one trustee of the Company for a two year term to expire at the 2005 Annual Meeting of the Shareholders and (ii) elect two trustees (a and b) of the Company for a three year term to expire at the 2006 Annual Meeting of Shareholders.

  Nominees: (i) Thomas S. Condit and (ii) (a) Edwin L. Kelly and (b) Antonio Ginorio

  [ ] FOR ALL NOMINEES [ ] WITHHELD FROM ALL NOMINEES

  [ ] _______________________________________________

  For all nominees except as noted above

  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 23, 2003.

Please complete, sign, and date this proxy card and return it promptly in the enclosed postage prepaid envelope or otherwise to P.O. Box 2637, Waldorf, Maryland 20604.
_______________________________________ Name of Shareholder	______________________ Number of Shares Held
_______________________________________ Signature	______________________, 2003 Date
_______________________________________ Title or Authority, if applicable
Note:

If Shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, giving his or her title. A partnership should sign in the partnership name by an authorized person. Trustees, guardians, executors and administrators should sign in their official capacity, giving full title as such.

PLEASE COMPLETE, SIGN AND DATE THIS CARD AND RETURN IT PROMPTLY.